EXHIBIT NO. EX-99.h.4


            ADDENDUM TO TRANSFER AGENCY AND SERVICE AGREEMENT BETWEEN
             GAM FUNDS, INC. AND STATE STREET BANK AND TRUST COMPANY

THIS ADDENDUM is made this 12th day of November, 2001 by and between the parties set forth below:

WHEREAS, the parties to the Transfer Agency and Service Agreement, dated April 26, 1999 (the Agreement"), desire to modify Schedule A of the Agreement;

NOW  THEREFORE,   in  consideration  of  the  premises  and  mutual   agreements
hereinafter set forth, and for other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

     1. That the following is a list of Funds for which the Transfer Agent shall serve under the Agreement set forth as Schedule A:

          o  GAMerica Capital Fund
          o  GAM Europe Fund
          o  GAM Global Fund
          o  GAM International Fund
          o  GAM International Long/Short Fund
          o  GAM Japan Capital Fund
          o  GAM American Focus Fund
          o  GAM American Focus Long/Short Fund
          o  GAM Pacific Basin Fund

IN WITNESS WHEREOF, the parties have entered into this Addendum as of the date set forth above.




        GAM Funds, Inc.                      State Street Bank and Trust Company


       By: /s/ Joseph J. Allessie            /s/ Joseph L. Hooley
           ----------------------------      -----------------------------------
           Name:  Joseph J. Allessie         Name:  Joseph L. Hooley
           Title: Secretary                  Title: Executive Vice President